UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 2, 2010

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania Avenue, Oklahoma City, Oklahoma (Address of principal executive offices)		73107 (Zip Code)

Registrant's telephone number, including area code     (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement

On July 2, 2010, El Dorado Nitrogen, L.P. (“EDN”) and El Dorado Chemical Company (“EDC”), both subsidiaries of LSB Industries, Inc. (the “Company”) received the executed Second Amendment to the Nitric Acid Supply Operating and Maintenance Agreement, dated effective June 16, 2010 (the “Second Amendment”), between EDN, EDC, and Bayer MaterialScience, LLC (“Bayer”).  The Second Amendment amends the previously disclosed Nitric Acid Supply Operating and Maintenance Agreement, dated October 23, 2008 (the “Bayer Agreement”), between EDN, EDC, and Bayer, which remains in full force and effect.

The Second Amendment provides for the installation of an N2O abatement catalyst at the nitric acid manufacturing facility located in Baytown, Texas (the “Baytown Facility”).  The Baytown Facility is maintained and operated by EDN in accordance with the terms of the Bayer Agreement.  The abatement catalyst has been installed and is designed to reduce the level of N2O emissions, or greenhouse gases, produced in the operation of the Baytown Facility.  Under the terms of the Bayer Agreement, as amended by the Second Amendment, EDN will be allocated a portion of any greenhouse gas offset credits relating to the reduction of N2O emissions at the Baytown Facility, if any, after such credits are sold and certain of Bayer’s costs are reimbursed from the proceeds from the sale of such credits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 6, 2010

LSB INDUSTRIES, INC.

By: /s/ Tony M. Shelby
Name: Tony M. Shelby
Title:   Executive Vice President and
    Chief Financial Officer